Exhibit 99.3

FINAL TRANSCRIPT

Conference Call Transcript

ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Event Date/Time: May. 12. 2009 / 8:00AM ET

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

CORPORATE PARTICIPANTS

Ted Pile

Alpha Natural Resources, Inc. - Director, Corporate Communications

Mike Quillen

Alpha Natural Resources, Inc. - Chairman & CEO

Jim Roberts

Foundation Coal - Chairman & CEO

Kevin Crutchfield

Alpha Natural Resources, Inc. - President

Frank Wood

Foundation Coal - SVP & CFO

Kurt Kost

Foundation Coal - President & COO

CONFERENCE CALL PARTICIPANTS

Jim Rollyson

Raymond James - Analyst

Luther Lu

FBR Capital Markets - Analyst

Shneur Gershuni

UBS - Analyst

Michael Dudas

Jefferies & Co. - Analyst

Pearce Hammond

Simmons & Co. - Analyst

Brian Singer

Goldman Sachs - Analyst

Laurence Jollon

Barclays Capital - Analyst

Justine Fisher

Goldman Sachs - Analyst

Jeremy Sussman

Natixis - Analyst

Mark Liinamaa

Morgan Stanley - Analyst

Mark Parr

KeyBanc Capital Markets - Analyst

Mark Caruso

Millennium Partners - Analyst

Brian Gamble

Simmons & Co. - Analyst

David Lipschitz

CLSA - Analyst

Estelle Tu

Merrill Lynch - Analyst

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. At this time, all participants have been placed on listen-only mode. Following the presentation, we will open the call for a question-and-answer session. I would now like to turn the call over to Ted Pile of Alpha Natural Resources. Sir, you may begin.

Ted Pile - Alpha Natural Resources, Inc. - Director, Corporate Communications

Thank you, operator and good morning to everyone. Thanks for joining us today on such short notice to discuss this morning’s announcement that Alpha Natural Resources and Foundation Coal have agreed to merge. I am here at Foundation’s Maryland headquarters with Alpha’s Chairman and CEO, Mike Quillen; Alpha’s President, Kevin Crutchfield; Foundation’s Chairman and CEO, Jim Roberts; and Foundation’s President and Chief Operating Officer, Kurt Kost.

The presentation that accompanies today’s call can be viewed on both companies’ websites and this call is scheduled to last one hour and will end by 9 a.m.

Before we start, I would like to remind you that our discussions during this conference call will include forward-looking statements and non-GAAP financial information. During the call and webcast, Alpha and Foundation management will make some forward-looking statements. Actual results may differ materially from these statements and these statements should be considered in the context of the risk factors contained in the press release we issued this morning and which is posted on our website and Foundation’s website and in our respective Forms 10-K and other SEC filings, which you can also access through both companies’ websites. With that, I will turn the call over to Mike Quillen.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Thanks, Ted. Good morning and thank you for joining us today. We are very excited about today’s announcement and the combined capabilities that both companies are bringing together in this merger. This is exactly the sort of transformational event that Alpha has been talking about for some time now and we hope to show you this morning how an Alpha/Foundation merger makes sense from a strategic standpoint and is good for shareholders of both companies.

I also want to thank all of Alpha’s employees upfront for the tremendous accomplishment of building our Company up from the ground just a few short years ago to the exceptional opportunity we have at our hands today. This merger not only represents a giant leap forward for both businesses, but it should lead to greater opportunities for our employees in the future.

Before we get started, let me quickly walk you through today’s agenda. I will start by giving you a summary of the transaction rationale, after which Jim will cover the macro environment and Kevin will walk you through the financials, including the innovative financing underlying this deal. After that, we will open the line to questions. Frank Wood and Eddie Neely, our CFOs, are also with us and available for the Q&A session.

Now we will turn to the first slide, which provides an overview of the transaction. The combination of our two companies will be achieved through an all-stock tax-free transaction. Foundation shareholders will receive 1.084 common shares of the new company for each Foundation share they own, representing a premium to Foundation shareholders of 37% based on the two companies’ trailing five-day average closing stock prices as of May 8, 2009.

The aggregate consideration comprises about 54 million new shares of the combined company, which will be named Alpha Natural Resources. Foundation stockholders will own 41% of the new company and Alpha stockholders will own 59%. The merger is subject to customary regulatory approvals and the approval of both company stockholders. There is no financing contingency. A comprehensive financing strategy that involves among other things preserving Foundation’s debt underlies the capitalization of the new company and Kevin will discuss that in a few minutes. Headquarters for the company will be in Abingdon, Virginia. We expect to complete the transaction in the second half of this year.

As I mentioned, this is exactly the sort of transformational combination that Alpha was talking about for some time and we believe that this is absolutely the right time to do it. In a sense, Alpha and Foundation have a kinship going through the IPO process just a few months apart in late 2004, early 2005 with some of the same private equity partners.

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May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

In a similar manner, we both share like values, including respecting and valuing our people and running our operations safely, ethically and in an environmentally responsible manner as evidenced by the many awards each of us has won. Jim is going to talk more about the many ways our culturals fit each other in a moment.

Bringing our two companies together will create a stronger competitor in today’s dynamic industry environment. The combined company will be significantly stepped up in scale and scope with a meaningful combined reserve base and a diversity of assets both geographically and operationally. Alpha and Foundation both have outstanding records of consistent free cash flow generation and in combination, we will have one of the industry’s strongest balance sheets and credit profiles.

Moving on to the next slide. Foundation is a great partner and optimal business fit for Alpha. Foundation is one of the most geographically diversified coal mining companies in the US with significant reserves and mining operations in four coal producing basins. They will complement Alpha’s valuable metallurgical coal assets and thereby lessen revenue stream dependence on the sometimes volatile swings in the steel sector.

Foundation’s larger scale operations, long walls and PRB surface mines complement our portfolio of 50 underground and surface mines and they have an attractive cost profile thanks to strong operational management. Foundation also has significant volumes of planned production committed and priced this year and next, which is an attractive hedge in this current market along with our committed profile. Jim will talk about this in a moment. As I mentioned early, Foundation has an excellent track record, like Alpha, when it comes to generating free cash flow.

Finally, this is more than just a combination of hard assets; it is about a good fit of people and core values and how we approach our businesses. Jim is also going to address that.

The next slide shows graphically how Alpha’s and Foundation’s asset base fits each other. We will have an extremely well-balanced portfolio of operations and reserves. Our 59 mines and 14 preparation plants will be serviced by the four major railroads. As mentioned, Foundation brings to the table a top quality management team with a track record of delivering strong and sustainable cash flows from their assets. In particular, Kurt Kost will be instrumental in seeing that this performance continues as he leads operations for our new company.

This transaction combines the largest metallurgical coal supplier in the nation, Alpha, with the nation’s most diversified producer of thermal coal for electric utilities, Foundation. Thus, creating a new US leader with the global scale and scope to compete in an increasingly competitive market.

Among publicly traded US producers on a pro forma basis, the new Alpha will be number three in market cap, number three in revenues on a last 12 months basis, number four in EBITDA based on the last 12 months and number three in total coal production with more than 91 million tons of production in the last 12 months.

The combined company would possess a greater array of production sources and marketing channels, diversification of cost revenue streams in coal producing basins and four times the reserves holdings Alpha has today. Together, we will be better positioned to meet continuing demand in both domestic and international markets for thermal and metallurgical coal. In addition, we will be able to leverage this increased scale and scope to manage costs and diversify operating risk.

Now I’m going to turn it over to Jim who has some remarks concerning how we are positioned competitively and why we feel, from a market perspective, this is an opportune time to merge our two businesses.

Jim Roberts - Foundation Coal - Chairman & CEO

Thank you, Mike and good morning, everyone. This morning, I am very excited to be able to discuss this business combination with all of Foundation Coal’s stakeholders, equity investors, bondholders and employees alike. Mike just laid out many of the positive attributes and the rationale for this merger, but I would like to discuss the benefits from the perspective of Foundation.

The first thing I would note is exactly the same as Mike’s first observation. This transaction increases the scale and the scope of our operations and creates a truly premier US coal company. Scale is important for a number of reasons, including lower costs and breadth of product and as Kevin will discuss in a moment, greater scale is also usually accompanied by increased valuation multiples, which should create value for the shareholders of both companies.

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May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

When I think about the national footprint and the geographic diversification of the combined company, I am struck by the nearly equal distribution of our combined 2.3 billion tons of reserve between Northern Appalachia, Central Appalachia and the Powder River Basin. Due to the high-volume nature of surface mining in the West, PRB production accounts for just over half of our total volume, while Central Appalachia, on a trailing pro forma basis, contributed nearly 30% and Northern Appalachia contributed just under 20%.

The combination of Foundation with its strong presence, regionally diverse thermal coal production and Alpha with its industry-leading metallurgical coal production should provide a relative security of diversification, as well as the potential upside of being the largest met coal producer when the economy turns around and demand for met coal resumes.

From the perspective of Foundation Coal where met coal has historically contributed 2% or less of our total production, we view this as an exciting opportunity to benefit from a recovery in the potentially high margin and often volatile met coal market.

The combined company will also be among the most diversified in terms of its mining methods, employing a combination of longwall mining, CM mining and surface mining in the East, as well as large-scale surface mining operations in the Powder River Basin. This diversification should help mitigate potential regulatory impacts as increasing political pressure is mounting on various mining methods and the issuance of some permits.

The next slide shows that, as a combined company, we will be well-positioned to benefit from the eventual recovery in the coal markets. Demand for electricity is projected to decrease for the second consecutive year as a result of the current economic slowdown and global steel production has declined sharply. However, both domestic demand for electricity and global steel production are forecast to begin growing again in 2010 and beyond. Such a recovery will provide a significant opportunity for our combined company.

Given the recent decrease in demand, coal prices have come under significant pressure, production cuts are being implemented by most producers, many high-cost mines have been closed and more can be expected in the future. So when demand growth does return for steam and electrical coals, supply will struggle to keep up with demand and prices will likely experience a sharp recovery.

Long term, the coal industry fundamentals continue to be strongly favorable. The United States will demand more electricity in the future and while the Energy Information Administration forecasts that other sources like renewables and natural gas may grow faster, albeit from a smaller base, you simply cannot provide America’s future electricity needs without coal and the amount of coal needed will continue to increase.

Globally, the fundamentals are stronger still. According to the world energy outlook 2008, global primary energy met demand will grow by more than 40% by 2030 with coal demand rising more than other energy sources in absolute terms. In particular, China and India alone are expected to account for 85% of the increase in global coal demand through 2030. Clearly as the global economy grows over the long term, the use of steel will also continue to grow, driving greater demand for metallurgical coals as well.

Looking at this next slide, while we are convinced at the positive long-term outlook for the coal industry, we are also realistic about the challenging near-term environment. That is why this business combination is attractive in the near term. Through the successful sales and marketing efforts of both companies up to this point, we are highly hedged on a pro forma basis, leaving little exposure to uncontracted positions.

For the two companies combined, 100% of our Powder River Basin coal is committed and priced for 2009. Nearly all of our Eastern steam coal is committed and priced and approximately 60% of our metallurgical coal is committed and priced. We are also heavily contracted as we look out to 2010 when 80% of our Powder River Basin coal and roughly 60% of our Eastern steam coal is committed and priced. And we have substantial exposure to met coal upside through the anticipated rebound in the steel market. This highly hedged pro forma book of business will enable the combined company to deliver strong financial results during a period of relatively weak spot market prices and positions us to take maximum benefit of the eventual recovery in the coal markets in the future.

Finally, I believe this transaction brings together two companies that have highly compatible values and cultures. When we compared Alpha’s core values to Foundation’s guiding principles, the alignment was immediately clear. Both companies share a strong commitment to ethics, safety, operational excellence, continuous improvement, corporate citizenship, environmental stewardship, customer satisfaction, teamwork and a commitment to treat all stakeholders with respect and dignity. These values are evident in the way both companies run their operations and I believe that the employees of both companies can expect a consistent culture as we move forward integrating ourselves into a single company.

I would like to take this opportunity to thank all of the employees of Foundation for their hard work and dedication that has enabled our company to succeed and grow throughout our history. I’m excited about our future prospects and I believe that this transaction represents a positive and monumental step forward for both companies, creating enhanced values for investors and creating additional opportunities for our employees. I would like to now turn the call over to Kevin for a discussion of the financial aspects of the transaction.

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May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Kevin Crutchfield - Alpha Natural Resources, Inc. - President

Thanks, Jim and good morning. Turning to the financing, our approach has been to utilize the financing plan that ensures the pro forma company a balance sheet that is one of the best in the industry and provides us the adequate financial flexibility to react to today’s market. This plan takes advantage of Alpha’s cash balance and Foundation’s already attractive debt profile.

On the Alpha side, we cancel our revolving $375 million revolving credit facility and repay our $233 million term B loan with cash on hand. We will retain our $288 million of convertible notes, which provide a long-term source of low-cost 2 3/8% debt and we intend to pursue upsizing of our accounts receivable securitization facility to $150 million given the larger receivables space we will have.

On the Foundation side, our strategy is to preserve the existing $500 million revolving credit facility and $300 million of term loan A. In order to do so, we will need to amend these facilities. The amendment that we will seek does not require us to make any changes to the financial covenants. We look forward to the support from both companies’ lender groups as this transaction allows them to participate in an enhanced credit and for many of them, an opportunity to reduce their combined exposure. Also, we plan on preserving the Company’s 7.25% senior notes due 2014. As Mike mentioned earlier, there is no financing contingency.

The next slide provides a more detailed view of the financing plan and the pro forma balance sheet as of March 31, 2009. As you can see, the pro forma company will have a total debt of approximately $900 million. This results in a debt to LTM EBITDA ratio of 1.4 times. Importantly, the pro forma company will have a very favorable debt maturity profile. We will only have our revolving credit facility and term A maturing in the next two years. Our notes and our convert do not mature until 2014 and 2015 respectively. With cash of approximately $400 million, the revolver and the accounts receivables securitization, Alpha will have over $700 million of net liquidity. We will continue to utilize some of our liquidity to provide letters of credit for surety bonds and other operating requirements.

Turning to the next slide on liquidity. This shows the relative position of the pro forma company, vis-a-vis the US coal producer peer group. Our leverage, cash balance and liquidity are among the best in the industry. Additionally, as you can see from the chart in the bottom right, the pro forma company has and continues to be a leader in cash generation. We will continue to focus on this going forward as we have in the past. It is one of our key financial objectives. Continuing to focus on cash generation will provide us further opportunities to deliver and add liquidity going forward.

Summing it up, the new Alpha has one of the best balance sheets in the industry and the flexibility to pursue further opportunities if they arise in the form of strategic and perhaps distressed assets. We remain committed to our guiding principle of maintaining a sound balance sheet and sensible growth will be considered solely within that context. That is what you can expect from the new Alpha.

Another benefit of combining Alpha and Foundation is the opportunity to realize a significant amount of synergies as we show on this slide. Annual pretax synergies are conservatively estimated to be $45 million with the full run rate realized by later in 2010. The synergies represent an approximate after-tax net present valuation of about $275 million. We expect the synergies to occur in three primary buckets — sales and blending, operations and strategic sourcing, and administration.

As we have discussed before, lending and physical brokerage is a tool that Alpha has utilized since its inception to create value for its customers. By combining the assets of the two companies, we will have another 70 million tons around which to create optimization and arbitrage opportunities.

We think the combination of this, our ownership position at Dominion Terminal Associates and additional high-quality metallurgical coal from the Foundation portfolio will generate substantial opportunities to create additional value for all of our stakeholders.

On the operations and strategic sourcing side, we will be combining the spend of each company across a common strategic sourcing group, which we believe will generate substantial savings and efficiencies and cost reductions across a wide array of products and services we utilize, including our capital equipment needs and basic mining inputs.

Though the competition for labor has subsided since last year, we believe combining our operations in Central Appalachia under one common management team will generate additional efficiencies and operational optimization opportunities.

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

With regard to the administrative side, two public companies will become one, which automatically reduces duplicative costs across a wide array of governance, audit and other regulatory compliance categories. Additionally, we’ll see savings and other public company category costs like the insurance portfolio, benefits, consulting, legal fees and the like. We are not prepared today to disclose the values to each of these three buckets individually other than to say we are confident that realizing $45 million of annual synergies is achievable and quite realistic on an aggregate basis. We actually think there could be considerably more savings in the long run once we get into it, but the $45 million to $50 million range is all we are prepared to commit to today. We would certainly plan to keep you updated on our progress against this target and as we identify others along the way.

The next slide shows the Alpha/Foundation and the pro forma company management estimates of operating performance for 2010. As we have discussed, the long-term outlook for coal is very positive irrespective of some of the temporary choppiness in the current operating environment. Our range of estimates for 2010 incorporates our view that the operating environment both globally and domestically for key end products, electricity demand and steel production, will be at improved levels from current performance. With that, the demand for coal will benefit.

The combination of the committed and priced tons for our steam coal, a favorable cost environment, opportunities to optimize our capital spend and the realization of synergies will allow us to have an outstanding 2010. Based upon the midpoint of the range, we believe the merger will be accretive to earnings and cash flow per share in 2010. Accretion is projected to be 2% and 47% on a GAAP EPS and cash flow per share basis respectively. When we evaluate acquisitions, our focus is on maximizing recurring cash flow. We feel this provides a very transparent way to create and continue to increase shareholder value over the long term.

On the next slide, I would like to comment how the benefits of the transaction will translate into benefits for the shareholders. In our industry, coal stocks with scale and diversity have had a fairly consistent history of trading at a premium valuation. As you can see from the graph, the larger and more diversified industry peers trade at 1 to 1.5 turns above the average Central App producer on an EV to EBITDA basis. Individually, Alpha and Foundation haven’t quite had either the scale or diversity to fall into this peer group. With this transaction, the new Alpha addresses that.

Also, we will continue our focus on cash flow and capital returns striving to be the leader in the industry, which we believe will continue to support value creation for our shareholders. We think investors should benefit in our trading performance due to the balance sheet strength and future growth opportunities that we have touched on.

We’ll turn to your questions after this last slide. Let me just sum up by saying that this is the right transaction at the right time for the right reasons. The merger increases the scale and scope of our respective companies and creates an industry-leading US coal company. It diversifies operating risk, establishes a balanced regional mix of production and sales through a national footprint.

We’ll have a combined reserve base of 2.3 billion tons of multiple types of coals feeding into a blending and optimization network of 14 preparation facilities. The new company will be well situated with a nicely committed sales book to help us do well in the current business environment while being leveraged to an attractive long-term outlook for met and steam coal going forward.

We see estimated annual synergies of at least $45 million beginning in 2010 and finally, we will have an industry-leading balance sheet with strong liquidity positions for future growth, strong cash flow generation history and potential and a combined management team that has delivered in the past and is determined to do so for the new Alpha and its shareholders. And with that, I think we are now ready to take your questions and I will turn it back over to the operator.

QUESTION AND ANSWER

Operator

(Operator Instructions). Jim Rollyson, Raymond James.

Jim Rollyson - Raymond James - Analyst

Congratulations, everybody. First question, is there a breakup for you guys?

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

There is a breakup fee, a standard fee. I think it is around 3.5%, so it’s a standard fee that would be acceptable in this type of transaction.

Jim Rollyson - Raymond James - Analyst

And Mike, just given, I guess, your recent past history, have you guys felt out shareholders at all yet just to get a sense of how everybody — (inaudible) people pretty comfortable with the deal or it is that yet to come?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

That’s a very good question. Yes, we are comfortable with where our shareholders are. I think that they see this combination coming about. It has been maybe predicted and expected for some time. We think that we have been pretty forthright in our desire to grow our Company. So we see it as — and there are very many similar shareholders amongst the two companies. So we don’t anticipate any of the issues that we faced in the last situation we went through in ‘08.

Jim Rollyson - Raymond James - Analyst

And maybe, Mike, one last one just from your perspective or from Alpha’s perspective, kind of what drew you into getting into the PRB? Is it simply diversification or is it also the growth opportunity there or just kind of what is the thought process?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Well, as we have mentioned several times, we have had interest in the PRB, but to really get into the PRB as a greenfield, there is not a very big opportunity. So you really have to look for an opportunity to go with one of the existing producers. And the two things that really lead us to be excited about the PRB are, one, it gives us — is the diversity and geographic footprint we have been looking for. It also gives us a hedge against the highly profitable, but somewhat erratic, metallurgical steel business because of the consistency of that steam product.

And there also are some blending opportunities coming up in the Midwest for those products matched up with some of our other coal. So that is — it’s an area we have been interested in and now we have the opportunity to try to use our optimization to enhance that, but it also gives us a strong base against our metallurgical products.

Jim Rollyson - Raymond James - Analyst

And if everything goes as expected, roughly speaking, when are you guys expecting this to close?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

We would expect — of course, we have to go through the normal regulatory approvals. HSR should not be a big issue due to the diversification of the products and the operations. We would expect that to be 60 to 90 days, so sometime in the August/September timeframe.

Jim Rollyson - Raymond James - Analyst

Great. Thanks, guys.

Operator

Luther Lu, FBR Capital Markets.

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Luther Lu - FBR Capital Markets - Analyst

Congratulations, guys.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Good morning, Luther.

Luther Lu - FBR Capital Markets - Analyst

I want to ask you guys — certainly, there is a lot of assets that are still for sale in the Powder River Basin. Can either of the companies go after the assets during this merger process?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Well, I mean we have got a lot of work to do with integration and getting this deal done, so we are not going to take our eye off the ball of completing this transaction. As we go forward, obviously, the way we have structured this balance sheet is to continue to grow and take advantage of opportunities, whether distressed or whether they are just in different geographic basins. So yes, we’re still going to be around in the M&A environment going forward, but our goal in front of us right now is to get this transaction consummated, integrated and then we will see what the next step is. Jim, do you want to add anything to that?

Jim Roberts - Foundation Coal - Chairman & CEO

No, I think that is — Mike, I think that is the right approach. This is a great opportunity for both of our companies and I think we need to stay focused on getting it completed and it sets the new company up for exactly what you just mentioned for the future.

Luther Lu - FBR Capital Markets - Analyst

Okay. And in terms of shareholder approval, is this a standard 50% approval from each company or something different like last time?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Well, both of these are Delaware corporations. We don’t have a situation like we had the last time with the Ohio rules and procedures. I think it is 50% of voting — 50% of outstanding shares.

Luther Lu - FBR Capital Markets - Analyst

Okay. And the breakup fee is equal on the both sides?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

On a percentage basis, yes.

Luther Lu - FBR Capital Markets - Analyst

Okay. Thank you very much.

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Operator

Shneur Gershuni, UBS.

Shneur Gershuni - UBS - Analyst

Kevin, Mike, I was just wondering if you could sort of rewalk us through the strategies with respect to this transaction and kind of specifically, given your unhedged position for 2010, is this kind of a statement on where you think pricing will be for 2010 as you will be more hedged? Also, if you could sort of walk through once again sort of the — some of the benefits here? You had mentioned there was $45 million in synergies and so forth, but also if you can talk us through some of the other rationale? Is it effectively going to be an arbitrage of Foundation’s debt and a hope for lower cost of capital or do you see some — also some longer-term opportunities with respect to some of Foundation’s assets on the CapEx side?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

You may have to repeat some of that question in a minute because I am not sure I can handle all that. I think, from a strategic standpoint, I think we covered a lot of that in the presentation that we made. But obviously, we did look at it as a balance between the already committed position of Foundation, which gives us again a good solid base and then it gives us the opportunity with some of the uncommitted tons to, one, be able to get the right market price for those. In other words, there’s not quite as much pressure maybe to go out and place a ton and we can, again, go over the margin analysis that we use to try to get the highest margin for our tons.

So I think what it does, it gives a good floor base, it gives us a very predictable positive cash flow for the company going forward and it gives us a real upside when this market moves, which it is going to move. We recognize where we are in the economic global situation, we recognize where we are with the steel companies but those things are going to come back. Electricity generation in the United States will come back with the economy, so we will have an open position that we can increase value with. But during that time, we also have a strong base of committed and priced tons at a profit that will continue to enhance our financial metrics. Kevin, do you have anything?

Kevin Crutchfield - Alpha Natural Resources, Inc. - President

Yes, let me just hit the synergies for a second, Shneur. I mean as I said on the call, I think we have taken a pretty conservative view of what we think those are. And we are clearly looking at synergies in a pretty rough business environment, but we think, long term, they could be considerably higher. And when it comes to the operating sales and blending optimization side, we think there is a tremendous amount of value there that we can create. And through the process of working alongside the folks at Foundation, there are limitations as to what you can do in terms of markets just to stay clean. So we think there is a whole untouched area there that there is a lot of value that can be created in the future. So we are coming out today with what we believe to be numbers that are readily achievable, but also conservative and we would expect to keep you updated on that as we go forward.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

One last comment, Shneur, is that, as we look at these, one attribute that is not financial that is very important in being able to put two companies, particularly of this size, together and that is the chemistry and the way that the companies operate and we are very, very comfortable that the chemistry between these two met companies is very like-minded. We think the integration, particularly on the operational and mining side, will be seamless and be very effective. We will obviously have some issues to deal with on the system side that we have to deal with with the size of these two companies. But as I have said many times, there are a lot of mergers that make sense when you put them together on paper and add the numbers up, but a lot of it comes down to the personalities of the companies and the fit and we think this is a perfect one for the two companies here.

Shneur Gershuni - UBS - Analyst

Okay, if I can just ask one last question just with respect to the — with the leverage situation and so forth. Are any of Foundation’s pieces callable as a result of the transaction? And if you can sort of walk us through any interesting covenant situations that might arise as a result of this.

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

We will ask Frank to address that.

Frank Wood - Foundation Coal - SVP & CFO

Yes, Shneur, no, none of our debt is callable as a result of this transaction. The deal is specifically structured so that our debt can remain in place. And while there will be a bank amendment, it will be (inaudible) that was referenced in the materials. The things we are asking to change in that bank amendment are going to be pretty much on the administrative end, so there won’t be any significant covenant changes.

Shneur Gershuni - UBS - Analyst

Okay, great. Thank you very much and good luck with this.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Thank you.

Operator

Michael Dudas, Jefferies.

Michael Dudas - Jefferies & Co. - Analyst

Good morning. Well done, gentlemen.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Thank you, Michael.

Michael Dudas - Jefferies & Co. - Analyst

For anybody who would like to take it, can you maybe give your thoughts on your Central Appalachian operations with the combination of Foundation and any change in thoughts on the future of Central Appalachia? Would this deal give some sort of sense that you are less bullish about the overall margin or value trend opportunities that come from that region?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

I am going to turn that over to Kevin real quickly, but just so — I want to specifically respond to your question are we less optimistic. We are very optimistic about Central Appalachia. That is one of the highest margin, most profitable areas and this enhances, between the two companies’, assets in that region. We will get synergy, we will get opportunities there, but that is a real positive and Kevin, I will let you and Kurt respond on the other operational issues.

Kevin Crutchfield - Alpha Natural Resources, Inc. - President

Sure. I mean we have never really shied away from the fact that Central Appalachia is a contracting basin. I mean we have never tried to debate that and we continue to believe that that is going to occur. But at the end of the day, that doesn’t mean you can’t make a lot of money in Central Appalachia, which we think we have done a fairly good job of proving.

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May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

But from a strategic rationale standpoint, we recognize that, long term, to achieve the kind of valuations that we thought were appropriate for what was being accomplished, that we needed to broaden our scale and scope and our regional diversity and of all the opportunity sets out there, as Mike and Jim alluded to earlier, we think Foundation is definitely the right fit across a wide array of metrics, including the culture where their operations are positioned, the high quality of the management team, their operational excellence. So look, I still think you can do just fine in Central Appalachia and there is going to be a lot of opportunities remaining in Central Appalachia that we will continue to look at. But this was the opportunity to expand our national reach and we didn’t want to let it get away from us. Anything you would like to add to that, Kurt?

Kurt Kost - Foundation Coal - President & COO

Yes, just we are excited about bringing in our assets in Central Appalachia, particularly our Rockspring and Kingston properties. We have got a very low cost profile at Rockspring of we have got a great team and a great product at the Kingston property and by combining it with Alpha’s portfolio, we think we can optimize those operations and just make a bigger better Central App operational all around. So it is going to be a good move for us and we’re excited about it.

Michael Dudas - Jefferies & Co. - Analyst

Mike or Kevin, do you think this transaction maybe is the best mitigation relative to the EPA situation relative to surface mine permitting and waste disposal?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

I’m not sure there is any mitigating what’s maybe going on in the environmental arena today. We are all in this together. It does actually spread out the risk with — the PRB is not under the same pressures that we are in Central and Northern App with the valley field type situation. We all have to monitor closely where this country goes in terms of its energy policy, but it does spread out the risk a little bit, but these are just the issues we have got to deal with going forward and both companies are actively engaged in moving forward in the political arena in which we find ourselves today. Jim?

Jim Roberts - Foundation Coal - Chairman & CEO

I would just add that, obviously, this was a big issue for both of our companies when we were talking about merging together. And the point I would like to make is that, from a permitting point of view in the near term, both companies are very well situated. I am not going to say that we don’t have issues, we don’t see any major issues with our permitting process over the near term in the next few years.

Long term, everybody is in the same situation. If it isn’t mitigated some way, either through regulatory process or through legislative process, it is going to have an impact on everybody throughout the country. But right now, both companies are in pretty good shape.

Michael Dudas - Jefferies & Co. - Analyst

Fair enough. One final follow-up, could you maybe share with us the composition of the combined company’s labor force, primarily in Appalachia? Does it help change the average age of the experience of the miners and is this something that certainly is one of the more positive aspects that you would look at relative to the combination?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

I don’t think there is a dramatic change. I think both companies probably have close to the same metrics. It is going to be relative to the operations, but both of them were created from prior companies. So I don’t have that statistic in front of me. I think there is going to be about 6200 employees of the combined companies, but we can get that for you, but I don’t think we have actually even done that yet to see how the metrics of age. Kurt, have you got a comment?

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Kurt Kost - Foundation Coal - President & COO

No. I was just going — I’m sure it is very similar.

Michael Dudas - Jefferies & Co. - Analyst

Just one final follow-up. Is there any change of control put on the 7.25% notes from Foundation?

Unidentified Company Representative

No.

Michael Dudas - Jefferies & Co. - Analyst

Thank you.

Operator

Pearce Hammond, Simmons & Co.

Pearce Hammond - Simmons & Co. - Analyst

Yes, good morning and congratulations.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Thanks, Pearce.

Pearce Hammond - Simmons & Co. - Analyst

Could you — Mike, from your perspective, you’re going to pick up a bit more union assets. Have you had any discussions with the unions? Do you see any potential problems there?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Well, the union has been contacted. I mean Alpha has existing union operations now. We have a great relationship with them. That is an employee choice of how they structure that and those are profitable, safely operated mines and really don’t expect any issues out of that. We have had none with the union operations that we have today and Foundation certainly has had a good relationship with their union operations. So I think there are really no issues there. We have, obviously, informed the union of the situation.

Pearce Hammond - Simmons & Co. - Analyst

And then, Jim, from your standpoint, you have the lawsuit right now for the metallurgical coal. Just curious, as a combined company given the size of the metallurgical coal position of the combined outfit, would that change the outlook for that lawsuit?

Jim Roberts - Foundation Coal - Chairman & CEO

Well, I don’t — again, we don’t like to comment on outstanding litigation. I think you have to look at that as an event on its own within the confines of the contract that we have. No, I wouldn’t say that the combining of the companies is going to have any impact on that particular issue.

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Pearce Hammond - Simmons & Co. - Analyst

Great. And then, Mike, from your perspective, what do you see as the greatest potential hindrance to getting this deal closed? Would it be utilities or a counterbid or the government? What do you see?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

I really don’t see any. If there were an unusual event outside of our control and I don’t know, just some situation, a war, for example, but something totally out of our control could change the environment. Without an external event, I don’t really see anything that should stand in the way. I think it is very good for both shareholder groups. We will be speaking with shareholders over the next week or so and answering any questions. But I don’t really see any impediments in front of this transaction. We hope to get it closed quickly, get our regulatory filings in and get that response and move forward.

Pearce Hammond - Simmons & Co. - Analyst

Great. Congratulations again. Thank you.

Operator

Brian Singer, Goldman Sachs.

Brian Singer - Goldman Sachs - Analyst

Thank you, good morning. A couple questions. First, and I apologize if you mentioned this earlier, but given the increased interest in thermal coal brought on from Foundation, can you just talk to strategically whether there has been any change in how you are looking at thermal coal versus met coal medium to longer term?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Well, the whole team has been in this business a long, long time and the way we look at it is metallurgical coal is a cyclical industry. You make a very good return on your assets when that market is up and you really need a baseload to carry those type of mining operations when we are in a situation like we are now in the steel industry. The steam market is much more stable. It is maybe not as profitable on a per-ton basis on any particular time period, but it is more consistent, it is stable and strong cash flow. So low-cost operations in the steam arena like Foundation has gives you a great floor to manage from and then you take the opportunity when it comes along in the metallurgical side. And that is why this is such a good fit between these two companies’ assets.

Brian Singer - Goldman Sachs - Analyst

Thanks. And on a follow-up or a separate question, I believe you all still have a sizable cash balance post-transaction given the all-stock nature of this deal. And I was wondering if you could talk about how you are thinking about that and whether you would consider additional consolidation or use that towards debt paydown or reinvestment in the business?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

I lost a bet. I thought I would get through one call without somebody asking us what we want to do with our cash because we spent a little bit of it. Still with the $400 million of cash left, that does put us certainly in the upper tier of financial strength of the public coal companies. And that is why we structured the deal this way. Again, it is a little bit unique by paying off the Alpha debt and retaining the Foundation debt, particularly because of their term and their interest rates, but it did allow us to preserve a significant amount of cash. We think this is a positive cash generator going forward.

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

So as we look through 2010, the opportunity is to increase that. And as we said before, we have got work to do, we have got to close the deal and integration, but we also still have as our modus operandi is to use our liquidity to continue to grow this company. So yes, we are still in the acquisition mode. We have got a little bit of work to do over the next several months, but we will still be there when the opportunity comes along.

Brian Singer - Goldman Sachs - Analyst

Thank you.

Operator

Laurence Jollon, Barclays Capital.

Laurence Jollon - Barclays Capital - Analyst

Good morning. A housekeeping question. On slide 8, you referenced pro forma EBITDA as $664 million. I would’ve thought it would be something like $850 million if I take Alpha’s adjusted EBITDA of $534 million for ‘08 and I take Foundation’s adjusted EBITDA of $314 million. Can you just help me bridge the difference?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Again, that is through March, so that is the last 12 months. So you’re going to be taking three quarters of 2008 and the first quarter of 2009. And as we are aware, Foundation had several longwall moves in the first quarter, so — and I don’t have your numbers in front of me, but I am suspecting that, if you go back and look at that on 2008 for both companies, you could probably come maybe to your numbers. I am not sure. Is that correct?

Laurence Jollon - Barclays Capital - Analyst

Yes, I have done that as well and I still don’t get close to the $664 million, and I can follow up.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

We will follow up.

Laurence Jollon - Barclays Capital - Analyst

The reason I ask, Michael, is just your pro forma leverage metrics would look a lot more attractive if you are obviously using the higher EBITDA number.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

We will check that.

Laurence Jollon - Barclays Capital - Analyst

Okay. And then my second question, not to be difficult, someone earlier mentioned that there was no change of control put in the 7.25% Foundation bonds. I just wanted to confirm that because it is our understanding there is change of control language. I guess the question is the deal was structured in such a way that that change of control language is not triggered. Is that fair?

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Frank Wood - Foundation Coal - SVP & CFO

I think you just answered your own question. What you stated is as well as we could state it.

Laurence Jollon - Barclays Capital - Analyst

Okay, thanks a lot.

Operator

Justine Fisher, Goldman Sachs.

Justine Fisher - Goldman Sachs - Analyst

Hi, and I want to thank you for letting us all release the breath that we have been holding regarding coal M&A for so long. So thanks. And LJ just got my last question on the change of control, but then if the deal is structured in a way that avoids the change of control, then what is the reason for needing to pay the consent fee for the bonds? What is — I mean for the bank, it sounds like it is housekeeping, but what is it that you paid the bondholders a consent fee for?

Unidentified Company Representative

It would be something similar, housekeeping, make it such that the two companies could operate a little bit more effectively.

Justine Fisher - Goldman Sachs - Analyst

Okay, that was it. Thank you very much.

Operator

Jeremy Sussman, Natixis.

Jeremy Sussman - Natixis - Analyst

Good morning and congratulations. In terms of your total production, at lease for your estimates, it looks like you just added up the production previous guidance from the two companies for the most part. I was wondering if, kind of given the current environment and now that you will be a much bigger company, if you have thought about potential production optimization, maybe leaving some more 2010 tonnage in the ground or how should we look at that?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

We will, obviously, look at rationalization as we go forward. I mean we have looked at that in both companies’ due diligence, but we will be very active — that is a fluid situation in this market. So we are not — we are in this business to make profit and value for our shareholders. The total tons is not a metric that drives us, so if rationalization makes more sense, we certainly would do that. And you are correct. I mean what we have done today is just added up the two numbers, but as we come up with a total business model going forward, that number could change if it turns out to be more profitable.

Jeremy Sussman - Natixis - Analyst

Great. And now on the flipside, you have also given production capacity from each of the region’s PRB, North App and Central App. Assuming the markets were to turn quicker than expected, how quickly could you sort of ratchet things up to get to those sort of numbers?

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

I think both companies could return to where they were in 2008 fairly rapidly. I think most of our reductions have been either in purchased coal, contracted coal or less hours worked per existing unit. We haven’t turned off a whole lot of employees yet, so I think we could react fairly quickly. I’d let Kevin and Kurt respond.

Kevin Crutchfield - Alpha Natural Resources, Inc. - President

The other thing that I would add on those production capacities that you are referring to on page seven is those are produced and processed types of capacities. That excludes any (technical difficulty) to continue to conduct our trading or brokerage business. And this history has reflected — I mean we have demonstrated the ability to make that (inaudible) 5 million, 5.5 million tons to create additional opportunities. So I think we could respond pretty quickly if the market situation warrants it.

Jeremy Sussman - Natixis - Analyst

Great. Well, I appreciate it. Thank you very much.

Operator

Mark Liinamaa, Morgan Stanley.

Mark Liinamaa - Morgan Stanley - Analyst

Hi, guys. Just regarding — I think one of you made comments about blending potential. Are you seeing any more demand from the utilities for blended PRB product or is this just something that you think you can leverage a new business opportunity going forward? Thanks.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

It is actually not new for Alpha. I mean we have been purchasing coal out of the PRB for blending up in the Midwest for several years — well, actually since we were formed. So it is a process we have been into. We have looked at opportunities to bring PRB to the East to blend with our lower sulfur high BTU Central App coal. And so we think there is continuing opportunities there, but it is really not new. We have been doing that for quite some time. We think, with the Clean Air Act and what is forthcoming possibly to enhance that and scrubbers that are coming online, that there will even be some more opportunity for that. And as I said, we will be on all four railroads, so that enhances that opportunity.

Mark Liinamaa - Morgan Stanley - Analyst

So not new, I agree, but are you seeing any change in appetite for it and specifically because of the changes in regulation that could be coming even though we don’t know what they look like yet?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Yes, I think the utilities would like — a product between Central Appalachia coal and PRB works very well in the boilers, particularly in the Southeast and then all of the East versus say just the straight PRB product. So a company that can provide them that product and give it to them on an already-blended basis or an already-analyzed basis I think will be an asset in our marketing portfolio.

Mark Liinamaa - Morgan Stanley - Analyst

Thanks, good luck, guys.

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Operator

Mark Parr, KeyBanc Capital Markets.

Mark Parr - KeyBanc Capital Markets - Analyst

Thanks very much. Good morning. Mike, I was wondering, one of the things that caught me in your release and — I guess, first of all, just to make a comment about — you are creating a more diversified mix between thermal and met coal, which really seems prudent from a longer-term perspective and I think probably will help to add to your value proposition in the market. But you mentioned about looking for both strategic and distressed assets. I was wondering if you could talk a little bit about how — what is the difference between those two and how you would approach them and which side of that spectrum do you think you would be placing more emphasis on in the next several years?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Well, first, to just make a comment. Obviously, we think this makes sense. However, I am sure if we had done this transaction in the middle of last year when met coal was white hot, it might not be viewed the same. But we think over the long term, and this company will be picking up or adding to 1.5 million some additional met tons from the Foundation side, plus some substantial net reserves that they have in their portfolio, so we’re still going to be — we will be the largest met producer going forward, even larger than we were previously. Again, as you look at the portfolio of assets, that goes forward. I kind of forgot what your question was while I’m babbling here.

Kevin Crutchfield - Alpha Natural Resources, Inc. - President

Let me take a shot at it. I mean, look, from a strategic standpoint, we, obviously, want to do things that make strategic sense and to the extent that we can find a strategic asset that is distressed, that is even better. So I think maybe your question is would we buy something just because it is cheap. Well, no, not if it doesn’t make any sense. I mean I don’t know how to answer your question any more succinctly than just that.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

I mean I think the distinction between synergistic is probably the right word and — when we say distressed, what we mean is we recognize particularly a lot of the private companies are under tremendous pressure for acquiring capital. They are under pressure from a regulatory environment. They are under pressure from a permitting environment. So I think, even though last year they would probably price different, I think there is more fair pricing out there from a buyer and seller’s perspective right now.

And just because of the financial situation — this is a cash flow business, so when we say distressed, companies that don’t have strong cash flow are probably going to be in a situation where they may have to do something that maybe they are not necessarily desirous to do. That is not their number one option, but selling out is — turns out to be the thing that is the best for them and we will take that opportunity if it comes along.

But at the same time, I don’t think we’re going to focus on one over the other. I think we are going to — as we have always done, we both have strong M&A groups and they will continue to look at opportunities to go along and the synergistic ones bring a lot of value whatever size they are and now we can do that in all four — continue to do that in all four basins.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. And just if I could ask one follow-up, because there has been so much press devoted to, I guess, increasing resistance of the use of coal to produce energy going forward, I mean at the government level. And I am wondering what this combination does for your lobbying efforts or for your ability to more effectively address Washington or have critical mass in that regard. And if you could bring some color on that, I would really appreciate it. Thanks very much.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Jim is well-versed in that. I am going to let Jim address that if he would, please.

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Jim Roberts - Foundation Coal - Chairman & CEO

Both Alpha and Foundation have been very, very active on the political front in trying to shape what we see coming at us and the climate change legislation that eventually will occur. I think one of the strategic rationales for merging the companies was certainly scale. I think that — I am sure that the combination of our two companies does make us a larger force with I would think additional influence.

With regard to the issue on coal and its future, I think we stated in our script we can’t generate the energy we need without coal. There is going to be increased focus on renewables. We certainly see that in the news everyday, but the real action is going to be where it has always been and it is going to be at the level where coal produces over half the electricity in the country. And by everybody’s estimate, that amount is going to increase over the next 20 years. In that respect, the merger of Alpha and Foundation I think is a positive thing that will help the industry going forward.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay, thanks very much. Congratulations.

Operator

Mark Caruso, Millennium.

Mark Caruso - Millennium Partners - Analyst

Hi, guys. Just had a quick question because I don’t think you gave the details behind it. But one of the slides, I think it is slide 18, you gave your sort of management thoughts around 2010. I just was curious if you would be willing to give us a sense of some of the pricing assumptions around it.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

I think the best thing we might do is refer you back to both companies’ earnings calls. I think we gave our — both companies gave their committed and priced for 2010. At this stage, we would rather not give out our assumptions that we are making on our uncommitted tons. We are still in negotiations for a different variety of products. But I think you can take the two earnings calls of last week and probably see where our thinking is on the pricing.

Mark Caruso - Millennium Partners - Analyst

Okay, thanks.

Operator

Brian Gamble, Simmons & Co.

Brian Gamble - Simmons & Co. - Analyst

Good morning, guys. I was going to take the same route towards the guidance, but maybe I can restructure the question a little bit. Maybe over the last month, six weeks, could you give us your thoughts on how the met market has changed? Has it gotten better, has it gotten worse, what are you seeing from the steel side of things? And kind of your opinions on where that is likely to go as we go toward the back half of the year and into ‘10?

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Well, from 50,000 feet, it is probably a little bit better and that really singularly goes to the activity that continues to go on in China. We continue to get good news on the Chinese side in terms of their steel consumption. Their program is working over there. They are spending money to retrench their company and their infrastructure. So China is certainly a positive sign we see out there right now. I can’t see that anything has particularly turned around, but it seemed somewhat stabilized at the current time. So positive in China and pretty stable. The inventories are a positive on the steel side. Again, there have been very good discipline on the steel side in terms of the products they have out there.

So we think that once this does turn, as we talked about in our earnings call, there isn’t a great big overhang of steel product inventory out there either globally or in the United States. So it is not going down anymore, so maybe we have seen the bottom and we are going to see this thing turn around. It is just difficult to predict exactly when that might be. There is still some people talking we will see some positives in ‘09. I guess we collectively think probably we are at ‘10 seeing any real meaningful change in the metallurgical business.

Kevin Crutchfield - Alpha Natural Resources, Inc. - President

Brian, the other thing I would add to that is we are moving off of a pretty low bottom obviously, but there has been a lot of demand destruction obviously that everybody has talked about, but there has been also a lot of supply destruction as well, a lot of net assets shut in. There have been four international sales of met properties to international companies. And when this thing does begin to move, I think you could see a constraint perhaps even more exacerbated than we saw the last time through. And perhaps it happens even faster just because of the supply side destruction that has occurred through this downturn. So I mean that is one of the reasons we are pretty optimistic we are going to see some strengthening as we go forward.

Brian Gamble - Simmons & Co. - Analyst

Kevin, do you care to take a swag at what you think that supply destruction was just given the sales and potentially some lower quality stuff coming off in Central App because it is uneconomic? Any idea on a tonnage basis?

Kevin Crutchfield - Alpha Natural Resources, Inc. - President

Yes, look, I mean the estimate has been all over the board, but clearly the four sales that have occurred represent several million tons in their own right. And then the destruction that has occurred across the US, I think — I think we talked about that in our last earnings release. I think maybe we talked about it on a global basis. I mean it was a fair amount of demand destruction. I think it was 50 million tons or so on a global basis.

Brian Gamble - Simmons & Co. - Analyst

And then just as a follow up, wanted to know if anyone has heard from Don yet this morning? Just kidding, guys. Have a good one.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

No.

Operator

David Lipschitz, CLSA.

David Lipschitz - CLSA - Analyst

Just a question for you guys. I will let you digest this merger. Have you guys thought about or looked at or potentially in the future looked overseas?

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Yes, we have. I am not sure Jim can answer that on Foundation. Again, because of Kevin and my backgrounds, we’ve both spent extensive time in Australia. That is certainly a country that is attractive to us. If an opportunity were to come along, it is certainly something that maybe is not the most active in terms of where we spend M&A time, but it is something we stay very close to and involved in. With our background coming from AMCI, we had, at those times, investments not only in Australia, but also in China and we are actively looking in other parts of the world.

I think just from our own philosophy, we like, when we look internationally, the more politically stable countries and some of the others, but it is not off of the radar screen at all to think that there is an international opportunity in our future. Jim, do you want to —?

Jim Roberts - Foundation Coal - Chairman & CEO

Well, the international arena was not something that we excluded from our M&A activities, but it was certainly not an area that we focused on. We looked more internal to capitalize more on and reinforce what we do best, which was right here in the United States. But certainly we have internal human resources that have experience on the international market, but it was not a high focal area for us over the past few years.

David Lipschitz - CLSA - Analyst

Just to follow up on that. If you were, like I said, down the road, next two, three, five years, whatever the case may be, to do something overseas, would you want to own it outright or would you want to be like a joint venture or a partial stake or how would you look at it that way?

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

That’s totally open. I think — again, being familiar with the Australia situation, that is normally a combination of owners in Australia is just the way most of the deals in Australia are structured except the very large ones like the BHP and the Rio. So you just have to go — it is a little bit different in every country on how those are structured, so I couldn’t speculate on what we would prefer. We would just have to look at the deal and see whether it makes sense for our shareholders or not.

David Lipschitz - CLSA - Analyst

Thank you.

Operator

Estelle Tu, Merrill Lynch.

Estelle Tu - Merrill Lynch - Analyst

Sorry. Asked and answered. Thank you.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Thank you.

Operator

We have reached the allotted time for Q&A. Are there any closing remarks?

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FINAL TRANSCRIPT

May. 12. 2009 / 8:00AM ET, ANR - Alpha Natural Resources and Foundation Coal Holdings Announce Merger Plan

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

We just appreciate everyone’s interest today. We recognize that we hit everyone a little bit early this morning, but we wanted to have this call before the market opened. We look forward to talking to all of our investors going forward over the next few weeks and answering your questions in more detail. And we will be explaining to you even further rationale for the combination of these two companies and we look forward to your support. Jim?

Jim Roberts - Foundation Coal - Chairman & CEO

I would just like to reconfirm that I think this is a great opportunity for both our companies, our shareholders and our employees. It is a great match from the operational side. It is an even greater match from the employee and cultural aspect. So we are very positive on this and look forward to working with the Alpha team.

Mike Quillen - Alpha Natural Resources, Inc. - Chairman & CEO

Thank you, everyone.

Operator

This concludes today’s conference call. You may now disconnect.

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Forward-Looking Statements

Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties. Alpha Natural Resources, Inc. (“Alpha”) and Foundation Coal Holdings, Inc. (“Foundation”) caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Alpha and Foundation, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alpha or Foundation stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Alpha’s and Foundation’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov. Alpha and Foundation disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Additional Information About this Transaction

In connection with the proposed merger, Foundation will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Alpha and Foundation that also constitutes a prospectus of Foundation. Alpha and Foundation will mail the joint proxy statement/prospectus to their respective stockholders. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the joint proxy statement/prospectus (when available) and other related documents filed by Alpha and Foundation with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Alpha’s website at www.alphanr.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by accessing Foundation’s website at www.foundationcoal.com under the tab “Investors” and then under the heading “Financial Information and SEC Filings”.

Participants in this Transaction

Alpha, Foundation and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Alpha’s executive officers and directors in Alpha’s definitive proxy statement filed with the SEC on April 3, 2009. You can find information about Foundation’s executive officers and directors in their definitive proxy statement filed with the SEC on April 3, 2009. You can obtain free copies of these documents from the Alpha or Foundation using the contact information above.

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